Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2025, with respect to the consolidated financial statements of CVB Financial Corp. for the year ended December 31, 2024, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

January 30, 2026